Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our Independent Auditor’s Report, dated April 1, 2024, relating to the consolidated financial statements of Flexible Solutions International, Inc. (the “Company”) for the year ended December 31, 2023 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. We hereby consent to the incorporation by reference of such report in the Company’s registration statements on Form S-8 (File No’s. 333-270291, 333-205566 and 333-205375).

Chartered Professional Accountants

Vancouver, Canada

March 31, 2025

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